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                                                                   EXHIBIT 10.16


                              MAXWELL LABORATORIES INC.
                               CHIEF EXECUTIVE OFFICER
                                 EMPLOYMENT CONTRACT


          This Employment Contract (the "Agreement") is made as of this 25th day of March, 1996, between MAXWELL LABORATORIES INC. ("Company") and MR. KENNETH POTASHNER ("Executive"). The parties agree with each other as follows:


         1. TERM OF EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ Executive for the period commencing on the Commencement Date (as hereinafter defined) and ending July 31, 1998, unless earlier terminated pursuant to Section 4 below. The "Commencement Date" shall mean the earliest of (a) April 26, 1996, (b) three business days after the date Executive's Conner/Seagate stock options scheduled to vest on or about April 25, 1996 in fact vest and (c) as soon as practicable after Executive and Company agree to additional financial arrangements to compensate Executive for his loss of the vesting of any stock options which would have vested had Executive stayed with his current employer until April 25, 1996. This Agreement may be extended for an additional one (1) year term after the end of this initial term if the parties hereto mutually agree in writing to such extension.


         2.   DUTIES OF EXECUTIVE.

         (a) Executive shall serve as the Chief Executive Officer of the Company and serve in such other and/or additional positions as the Company shall determine. In such capacity Executive shall report to the Company's Board of Directors and Executive shall perform the duties and render the services on behalf of the Company associated with the positions he shall hold as set forth from time to time in resolutions of, or other directives issued by, the Company's Board of Directors or authorized delegate of the Board.

         (b)  Executive agrees to perform such duties and render     such
    services to the best of his ability, devoting thereto his entire professional time, attention and energy exclusively to the business and affairs of the Company and its affiliates, as its business and affairs now exist and as they hereafter may be changed, and shall not during the term of his employment hereunder be engaged in any other business activity, whether or not such business activity is pursued for gain or profit; PROVIDED, HOWEVER, that Executive may, after July 31, 1996 for so long as such service does not interfere with Executive's duties hereunder, serve on the Board of Directors of an unaffiliated company which is not


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    in the same or related area of business as the Company and its subsidiaries and is otherwise acceptable to the Company's Board of Directors. The foregoing shall not be construed as preventing Executive from investing his assets in such form or manner as will not require any significant services on his part in the operation of the affairs of the businesses or entities in which such investments are made; provided, however, that Executive shall not invest in any business competitive with the Company or any of its affiliates or otherwise contrary to the policies from time to time adopted by the Company.

         (c)  Executive shall be elected to serve on the   Company's Board of
    Directors.

         3. COMPENSATION OF EXECUTIVE. As compensation for the services performed under this Agreement:

         (a) BASE SALARY. Executive shall be paid a base salary at the annual rate of $400,000, payable in installments consistent with the Company's payroll practices. The base salary shall be reviewed annually by the Board or its Compensation Committee and any increase shall be effective as of the date determined appropriate by the Board or its Compensation Committee.

         (b) ANNUAL BONUS. Executive shall be entitled to an annual bonus which shall be determined by the Board in its discretion, but subject to the following:

              (1) In the case of the remaining portion of the fiscal year of the Company (which shall be for the period from the Commencement Date through July 31, 1996), the Board will set non-financial objectives on or before May 1, 1996, and the amount of the bonus will range from $0 to a maximum amount of $100,000 (with a target bonus of $100,000) depending on the Board's determination of Executive's success in meeting such objectives. Such bonus shall be paid on or before August 31, 1996.

              (2) In the case of the first full year bonus (which shall be for the period from August 1, 1996 through July 31, 1997), the Board will set non-financial business objectives on or before August 31, 1996, and the amount of the bonus will range from a minimum guaranteed amount of $200,000 to a maximum amount of $400,000 (with a target bonus of $400,000) depending on the Board's determination of Executive's success in meeting such objectives. Such first full year bonus shall be paid on or before August 31, 1997.

              (3) In the case of the second full year bonus (which shall be for the year ending on July 31, 1998), the Board will set specific financial and non-financial objectives on or before August 31, 1997, and the amount of


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    the bonus will range from $0 to a maximum amount of $400,000 (with a target bonus of $400,000) depending on the Board's determination of Executive's success in meeting such objectives. Such second full year bonus shall be paid on or before August 31, 1998.

         (c) EQUITY INCENTIVES. On the Commencement Date, Executive shall receive (1) a grant of shares of the Company's common stock equal to 3.25% of the number of the Company's common stock outstanding on the Commencement Date (the "Grant Shares") and (2) options to purchase up to a like number of shares of the Company's common stock (the "Options").

              (1) GRANT SHARES. The Grant Shares shall be issued pursuant to a Restricted Stock Agreement and shall be subject to forfeiture to the Company. One hundred percent of the Grant Shares shall initially be subject to the forfeiture restriction. Thereafter, the Grant shares held by Executive shall be released from the forfeiture restriction as follows: twenty-five percent (25%) of the Grant Shares on the last day of the month in which the one year anniversary of the Commencement Date occurs and an additional 1/48th of the Grant Shares on the last day of each month thereafter until all shares are released from the forfeiture restrictions. During the time that Grant Shares are subject to the forfeiture restrictions, such Grant Shares may not be sold, encumbered or otherwise disposed of by Executive. The Grant Shares shall contain a legend reflecting the forfeiture restrictions and the Company may take such other steps as it deems reasonable to assure compliance with the forfeiture restrictions. Executive shall be entitled to receive and retain all dividends paid on the Grant Shares regardless of the forfeiture restrictions through the date of forfeiture (if any).

              (2) THE OPTIONS. One-half of the Options shall be incentive stock options to the maximum extent permitted by applicable law (without adversely affecting the incentive stock option plan) and the remainder of the Options shall be non-qualified stock options, in each case subject to the Maxwell Laboratories, Inc. 1995 Stock Option Plan and a stock option agreement issued thereunder (which will include antidilution protection as set forth in the plan and in respect of below market issuances of the Company's common stock (other than management and director stock incentives)) and shall entitle Executive to purchase from the Company at any time after vesting (as set out below) but prior to March 1, 2006, the shares of the Company subject thereto for an exercise price of the fair market value of the Company's shares on the date


                                          3

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         of the grant of the Options.  One-half of the Options shall be granted on the Commencement Date and one-half of the Options shall be granted on the six month anniversary of the Commencement Date.

         The Options shall vest as follows: if Executive is employed with the Company on the first anniversary of the Commencement Date, 25% of the Options shall then become vested and fully exercisable on the last day of the month in which such anniversary occurs; and an additional 1/48 of the Options shall become vested and fully exercisable on the last day of each month thereafter so long as Executive remains employed with the Company.

    It is the current intention of the Company to provide further unspecified stock incentives depending on Executive's performance; provided, however, the Company shall be under no obligation to grant such further incentives.

         (d) CERTAIN CHANGES OF CONTROL. In the event that (x) a Change of Control (as hereinafter defined) occurs and (y) as a result thereof or in contemplation thereof, without the consent of Executive nor at the behest of Executive, either Executive's compensation or responsibilities are reduced or the headquarters of the Company is moved to a location outside a 30 mile radius of the Company's existing headquarters, then:

              (1) Immediately prior to the effective date of the Change of Control, notwithstanding the vesting and forfeiture schedules set out in subsection (c) above, all of the Options shall thereupon become fully vested and all of the Grant Shares shall thereupon become free of any forfeiture restrictions; and

              (2) Immediately prior to the effective date of the Change of Control, Executive shall receive a cash payment equal to a lump sum payment of $1,600,000, which amount represents two years of Executive's initial base salary and the target bonuses for the initial term of this Agreement.

              (3) For a one year period following the Change of Control, Executive shall be provided with benefits substantially identical to those to which Executive was entitled immediately prior to the Change of Control.

              (4) In the event that the benefits provided for in this Section 3(d) to Executive constitute "parachute payments" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive (a) a payment from the


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    Company sufficient to pay such excise tax and (b) an additional payment from the Company sufficient to pay the Federal and California income tax arising from the payment made under clause (a) of this sentence. Unless the Company and Executive otherwise agree, the determination of Executive's excise tax liability and the Federal and California income tax resulting from the payment under clause (a) above shall be made by the Company's independent accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Company and Executive for all purposes.
    For purposes of making the calculations required by this Section 3(d)(4), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the determinations required by this Section 3(d)(4). The Company shall bear the expenses of the Accountants under this Section 3(d)(4).

    For purposes of this subsection, "Change of Control" means the occurrence of any one of the following: (i) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any person, entity or group acting in concert, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of common equity stock of the Company as shall exceed 50% of such aggregate voting power, or (ii) a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the voting power represented by the voting securities of the Company or such entity outstanding immediately after such merger or consolidation, or (iii) the shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the Company's assets (other than in connection with a sale or disposition to subsidiaries of the Company or in connection with a reorganization or restructuring of the Company), or (iv) there occurs a change in the composition of the Board as a result of which fewer than a majority of the directors are Incumbent Directors (as hereinafter defined). "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the Commencement Date or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent


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    Directors casting votes at the time of such election or nomination.

         (e) BENEFITS. Executive shall be entitled to vacation and to participate in the Company's directors and officers' insurance, health, life insurance, long term disability, dental and medical programs as the same may exist from time to time on the terms and conditions applicable to other officers of the Company. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program or its vacation policy from time to time.

         (f) RETIREMENT BENEFIT. Executive shall be entitled to a retirement benefit to be mutually agreed upon. The Board of Directors of the Company is currently considering different alternatives.

         (g) RELOCATION: Upon submission of appropriate receipts, the Company shall reimburse Executive for the following relocation expenses:

              (1) The reasonable cost of an independent appraiser to appraise Executive's existing home.

              (2) A guarantee to purchase Executive's current residence at the appraised value if it is not sold within 90 days from the date it is first placed for sale. Such appraised value shall be determined by an independent professional appraiser to be chosen by Executive reasonably acceptable to the Company not more than two weeks after this Agreement has been signed by Executive. In the event that the house is sold to a bona fide buyer in excess of the appraised value, the Executive shall be entitled to the excess amount.

              (3) All reasonable out-of-pocket moving expenses incurred by Executive in moving from his current home to his permanent new home in the San Diego area including the brokerage commission on the sale of Executive's existing home, attorney and title fees and other closing costs for his existing and his new home (to the extent normal and customary) and, to the extent not waived by the mortgagee, the $20,000 prepayment penalty contained in Executive's current mortgage, storage and shipment of household goods and shipment of up to two vehicles.

              (4) Temporary and reasonable rental expenses (for up to six months) for living quarters for Executive and his family until Executive moves into his new home.

              (5) Reasonable travel expenses for up to two house hunting trips for Executive and his family including


                                          6

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    transportation, accommodations and reasonable expenses for meals and other incidentals.

              (6) Airline expenses for Executive to travel to or from San Jose and San Diego each weekend until Executive and his family move into their new home and for two trips for Executive's family to travel to or from San Jose and San Diego.

    To the extent that any of the relocation benefits detailed in this Section 3(g) are taxable to Executive under applicable tax law, upon request of Executive, the benefits shall be provided to Executive on a "grossed up" basis in the year that the benefits are paid.

         (h) CONSULTING ARRANGEMENT. Between the date of this Agreement and the Commencement Date, Executive shall have the right to act as a consultant to the Company for which he shall be paid compensation at the rate of $2000 for each full day of consulting work.


         4.   EARLY TERMINATION OF EMPLOYMENT.

         (a) TERMINATION FOR CAUSE. Notwithstanding anything herein to the contrary, the Company may terminate Executive's employment hereunder upon a finding by the Board of Directors of cause for any one of the following reasons: (i) Executive's loss of legal capacity; (ii) the Executive's conviction of a criminal offense during the term of this Agreement; (iii) a willful breach of this Agreement by Executive; (iv) actions or conduct of Executive which is dishonest, or (v) actions or omissions which constitute a willful disregard of the interests of the Company or which are seriously detrimental to the reputation or business interests of the Company. In each of the foregoing circumstances, except (i) or (ii), written notice shall be given to the Executive specifying in reasonable detail the facts giving rise thereto and that continuation thereof may be cause for termination unless such conduct is not cured to the satisfaction of the Board within five (5) business days of receipt of such notice by the Executive. In the event of termination for any of the above contained in this subsection (a), Executive shall be paid only his salary and unused vacation due him at the time of termination.

         (b) TERMINATION WITHOUT CAUSE. Notwithstanding anything herein to the contrary, the Company may terminate Executive's employment hereunder at any time, for any reason, with or without notice; provided, however, that in the event of such termination for other than "cause" as described in the preceding subsection (a), Executive will be paid immediately the greater of
    (x) one year's annual base salary at the time of his termination plus the target bonus


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    for that year and (y) the aggregate base salary plus the target bonus due
    Executive from the date of termination of employment through the end of the stated term set forth in Section 1 above. In the event of such termination for other than "cause" as described in the preceding subsection (a), notwithstanding anything herein to the contrary, all of the Options shall thereupon become fully vested and all of the Grant Shares shall thereupon become free of any forfeiture restrictions.

         (c) TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder at any time, for any reason upon the giving of not less than 30 days prior notice to the Board of Directors. In the event of termination by Executive, notwithstanding anything herein to the contrary, Executive shall be paid only the base salary and unused vacation time then due him on the effective date of his termination.

         (d) COOPERATION. In the event of termination of employment by the Company or by Executive (whether by expiration of the stated term in Section 1 or pursuant to a subsection of this Section 4) Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.


         5. RESOLUTION OF DISPUTES. The parties recognize that claims, controversies and disputes may arise out of this Agreement with respect to Executive's employment, termination of employment, or other terms of this Agreement or based on common law or statute, either during the existence of the employment relationship or afterwards. The parties agree that should any such claim, controversy or dispute arise, the parties will use their best efforts to resolve such dispute informally, between them. In the event that any such claim, controversy or dispute between Company and Executive cannot be resolved within thirty (30) days after either party first gives notice in writing that any such claim, controversy or dispute exists, either party may then refer the matter to arbitration before JAMS/ENDISPUTE pursuant to its rules for resolution of employment disputes.

         The parties hereby agree that referral to arbitration shall be the sole recourse of either party under this Agreement with respect to any such claim, controversy or dispute and that the decision of the arbitrator(s) shall be binding on the parties in accordance with applicable law; provided, however, that nothing in this Section 5 shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief. The parties shall keep confidential the existence of each such the claim, controversy or dispute from third parties (other than arbitrator(s)), and the determination


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thereof, unless otherwise required by law.  Such decision rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection.

         The parties further agree that the party prevailing in the arbitration shall be entitled to its reasonable attorney's fees and that the arbitration itself shall take place within the County of San Diego, California, and that the internal laws of the State of California shall apply.

         6. NO SOLICITATION. Executive agrees that in the event he is no longer employed by the Company, for any reason, he shall not hire, solicit or otherwise cause to be solicited for employment elsewhere, either directly or indirectly, for a period of one year from his termination of employment, any employee, officer or director of the Company or any individual who chooses not to join Maxwell, provided that Executive participated actively in the recruiting of such individual.


         7. CONFIDENTIALITY AGREEMENT. Executive shall sign an Employee Non-Disclosure and Confidentiality Agreement in the form attached hereto as Exhibit A (the "Confidentiality Agreement").


         8. NONCOMPETITION. Executive agrees that for a period of one year following termination of his employment with the Company for any reason, he will not, nor will he permit any entity or other person under his control to, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a shareholder, director, officer, employee, agent, consultant, partner, creditor or otherwise, any business or activity which is competitive with any business or activity engaged in by the Company or any of its subsidiaries or affiliates anywhere within (i) the State of California, or (ii) any other state of the United States and the District of Columbia in which the Company engages in or has engaged in business during the past five years.


         9. ENTIRE AGREEMENT. This Agreement constitutes the entire Employment Agreement between the parties and contains all agreements between them with the exception of the Restricted Stock Agreement, the 1995 Stock Option Plan (and the agreement issued thereunder) and the Confidentiality Agreement which are supplementary to this Employment Agreement but are incorporated herein by reference. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied in this Agreement, and that no agreement, statement or promise not


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contained in this Agreement shall be valid or binding.  This Agreement also supersedes any and all other agreements and contracts whether verbal or in writing relating to the subject matter hereof.


         10. AMENDMENT. Except as otherwise specifically provided herein, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties; provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by the Chairman of the Board on behalf of the Company and by Executive.


         11. INVALIDITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provision has been omitted.


         12. BINDING NATURE. Executive's rights and obligations under this Agreement shall not be assignable, transferable or delegable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be enforceable by, any purchaser of substantially all of the Company's assets, any corporate successor to the Company or any assignee thereof.


         13. ASSISTANCE IN LITIGATION. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party. Except where Executive is a named defendant, Executive shall be paid a reasonable hourly fee to be mutually agreed upon.

         14. INDEMNIFICATION. The Company shall indemnify Executive in accordance with its standard indemnification policy for officers and directors of the Company and as required by applicable law.

         15. NO DUTY TO MITIGATE. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that executive may receive from any other source not paid for by the Company.


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         16.  CHOICE OF LAW.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

         17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties to this Agreement may execute this Agreement by signing any such counterpart.



Dated:   March 25, 1996                          /s/ Kenneth Potashner
       ----------------------------         -----------------------------------
                                            Kenneth Potashner


Dated:   March 25, 1996                          /s/ Donn Starry
       ----------------------------         -----------------------------------
                                                 Donn A. Starry
                                            Chairman of the Board



                                          11

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                                     AMENDMENT TO
                                 EMPLOYMENT CONTRACT


    This Amendment to Employment Contract ("Amendment") is made as of this 18th day of April, 1996, by and between Maxwell Laboratories, Inc., a Delaware corporation ("Company") and Mr. Kenneth Potashner, an individual ("Executive").

    WHEREAS, the Company and Executive are parties to that certain Chief Executive Officer Employment Contract ("Employment Contract") dated March 25, 1996, pertaining to certain terms and conditions of Executive's employment by the Company as Chief Executive Officer; and

    WHEREAS, the parties desire to set forth herein amendments which have been agreed to with respect to equity incentives in the form of stock options provided for in the Employment Contract;

    NOW, THEREFORE, the parties agree as follows:

         1. AMENDMENTS TO SECTION 3(C). Section 3(c) of the Employment Contract is hereby amended as follows:

         (a) The phrase "On the Commencement Date," at the beginning of the first sentence of said section 3(c) is hereby deleted, and the sentence shall begin with the word "Executive" following such phrase.

         (b) The first sentence of section 3(c)(1) is hereby amended to read in its entirety as follows: "The Grant Shares shall be issued on the Commencement Date pursuant to a Restricted Stock Agreement and shall be subject to forfeiture to the Company."

         (c) The last sentence of section 3(c)(2) is hereby amended to read in its entirety as follows: "The Options shall be granted on such date between the date hereof and the Commencement Date as the Stock Option Committee of the Company's Board of Directors shall determine."

    2. EFFECT OF AMENDMENT. This Amendment to Employment Contract is effective as of the date set forth above and, as amended herein, the Employment Contract remains in full force and effect.

    SIGNATURES. The parties hereto have executed this Amendment as of the date first above mentioned.

                                       MAXWELL LABORATORIES, INC.



                                       By /s/Donn A. Starry
                                           -------------------------------------


                                           /s/Kenneth Potashner
                                           -------------------------------------
                                            Kenneth Potashner